Exhibit No. 99.2

Investor Contact:

The Investor Relations Group

Daniel Berg/Dian Griesel, Ph.D.

Phone: 212-825-3210

Unigene Announces Strong Increase in Revenue and Improved Quarterly Income

For First Quarter 2007

FAIRFIELD, N.J. – May 11, 2007 — Unigene Laboratories, Inc. (OTCBB: UGNE) reports its financial results for the quarter ended March 31, 2007.

Revenue for the three months ended March 31, 2007 increased to $6,328,000 compared to $387,000 for the three months ended March 31, 2006. Revenue from Fortical sales and royalties were $4,461,000 for the three months ended March 31, 2007.

Fortical royalties for the three months ended March 31, 2007 increased to $1,845,000 from $198,000 for the three months ended March 31, 2006. First quarter 2007 Fortical royalties include Upsher-Smith sales for the four month period of December 2006 through March 2007. Fortical sales were $2,616,000 for the three months ended March 31, 2007. Sales to Novartis under our supply agreement were $1,408,000 for the three months ended March 31, 2007. There were no product sales for the three months ended March 31, 2006.

Operating income for the three months ended March 31, 2007 increased to $124,000 from an operating loss of $2,856,000 for the three months ended March 31, 2006.

Unigene’s net loss for the three months ended March 31, 2007 was $244,000, or $.00 per share, compared to a net loss of $3,243,000, or $.04 per share for the three months ended March 31, 2006.

The three months ended March 31, 2007 and 2006 includes $393,000 and $165,000, respectively, in expenses for non-cash stock option compensation. As of March 31, 2007, Unigene had approximately $697,000 in expenses for non-cash stock option compensation that remains to be recognized, primarily over the next 12 months.

Total operating expenses were $6,204,000 for the three months ended March 31, 2007, an increase from $3,243,000 for the three months ended March 31, 2006. The increase was primarily due to cost of goods sold on product sales to Upsher-Smith and Novartis.

Our cash balance at March 31, 2007 was $4,646,000, an increase of approximately $1,288,000 from December 31, 2006. Accounts receivable at March 31, 2007 were $7,345,000, an increase of $6,105,000 from December 31, 2006. This was primarily a result of the $5,500,000 milestone payment from Novartis which was received in April 2007.

Deferred licensing fees increased $6,169,000 from December 31, 2006, primarily due to the $8,000,000 in payments from Novartis which were only partially recognized as revenue in the first three months of 2007.

Following are recent highlights and developments:

•

According to IMS, prescriptions for Fortical®, the Company’s first U.S. product that was launched in August 2005, grew to 91,000 in March 2007, reflecting a 32% increase from February 2007. The same source reported that prescriptions for the first quarter of 2007 increased 46% as compared to the fourth quarter of 2006. The nasal calcitonin market share for Fortical during that same period grew from 29% to 45%.

•

Subsequent to March 31, 2007, the Company repaid $1 million of outstanding debt and has restructured its loan obligations, recasting $15.7 million in debt as eight-year term loans. The new notes have a fixed simple interest rate of 9%, and no payments are required for the first three years of the notes. This restructuring will reduce the Company’s aggregate annual interest payments, replaces all notes that have been in default and will strengthen the Company’s financial position.

•

The Company has progressed in its efforts to improve its oral delivery technology and is in the process of filing new patent applications to protect these inventions. These improvements should enhance the Company’s oral delivery technology in general and the calcitonin and PTH programs in particular.

“We are very pleased to report the continued growth of Fortical prescriptions,” commented Dr. Warren Levy, President and CEO of Unigene. “The significant increase in first quarter revenue will help fuel the Company’s activities in new programs. In combination with the partial loan repayment and the restructuring of the Company’s debt to eliminate all defaults and lower interest expense, we will significantly improve the Company’s balance sheet.”

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current Assets

Cash and cash equivalents	$4,645,627	$3,357,351
Accounts receivable	7,345,442	1,240,114
Inventory	4,554,028	5,283,000
Prepaid expenses and other current assets	281,303	303,444

Total current assets	16,826,400	10,183,909

Property, plant and equipment, net	2,403,297	2,364,141
Investment in joint venture	30,656	30,545
Patents and other intangibles, net	1,483,009	1,438,848
Other assets	111,389	33,879

Total assets	$20,854,751	$14,051,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$928,954	$884,958
Accrued expenses - other	1,877,721	1,806,707
Current portion - deferred licensing fees	2,162,756	762,752
Notes payable - stockholders	8,095,000	8,105,000
Accrued interest - stockholders	8,467,004	8,081,180
Current portion - capital lease obligations	65,108	70,780

Total current liabilities	21,596,543	19,711,377

Deferred licensing fees, excluding current portion	12,925,402	8,156,262
Capital lease obligations, excluding current portion	28,202	40,880
Deferred compensation	340,016	330,643

Total liabilities	34,890,163	28,239,162

Commitments and contingencies
Stockholders’ deficit:
Common Stock - par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 87,734,515 shares in 2007 and 87,731,015 shares in 2006	877,345	877,310
Additional paid-in capital	105,136,739	104,740,178
Accumulated deficit	(120,049,496)	(119,805,328)

Total stockholders’ deficit	(14,035,412)	(14,187,840)

	$20,854,751	$14,051,322

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2007	2006
Revenue:
Product sales	$4,023,732	$—
Royalties	1,845,442	197,702
Licensing revenue	230,856	189,189
Development fees and other	228,242	—

	6,328,272	386,891

Operating expenses:
Research, development and facility expenses	2,124,135	1,581,106
Cost of goods sold	2,019,651	—
General and administrative	2,060,235	1,661,877

	6,204,021	3,242,983

Operating income (loss)	124,251	(2,856,092)

Other income (expense):
Interest income	31,723	27,024
Interest expense-principally to stockholders	(400,142)	(413,604)

Loss before income taxes	(244,168)	(3,242,672)

Income tax expense	—	—

Net loss	$(244,168)	$(3,242,672)

Loss per share – basic and diluted:
Net loss per share	$(0.00)	$(0.04)

Weighted average number of shares outstanding - basic and diluted	87,731,376	84,084,903

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. The Company is also manufacturing a second peptide for Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.